Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120454 on Form S-3 and Registration Statement Nos. 333-157282, 333-137245, 333-132804, 333-120310, 333-101839, 333-38048, 333-68401, and 333-68403 on Form S-8 of ZOLL Medical Corporation, Inc. of our report dated March 31, 2009, relating to the 2008 and 2007 consolidated financial statements and the retroactive adjustments to the 2006 consolidated financial statements of Alsius Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (i) the retroactive application of the change in accounting for net loss per share in 2006, (ii) expressing substantial doubt as to Alsius Corporation and subsidiaries’ ability to continue as a going concern and (iii) emphasizing an agreement to sell substantially all of Alsius Corporation and subsidiaries’ assets and adoption of a plan of dissolution and liquidation of the Company) appearing in the Annual Report on Form 10-K of Alsius Corporation and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 15, 2009